News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2025 RESULTS

Tampa, FL - October 20, 2025. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2025.

Highlights

Third Quarter
•Diluted earnings per share of $1.85 versus diluted loss per share of $1.47 in 2024
•Adjusted diluted earnings per share increased 13% to $2.24 compared to $1.99 in 2024
•Returned in excess of $400 million to shareholders during the first nine months
•Long-term adjusted net leverage target of 2.5x achieved

2025 Outlook
•Full year guidance range for adjusted diluted earnings per share increased to $7.70 to $7.80 with adjusted free cash flow of approximately $1.0 billion

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company continued its robust 2025 performance during the third quarter, with adjusted diluted earnings per share increasing 13% and segment income 4% above a very strong prior year quarter. Driving the results was 12% volume growth in European Beverage, leading to a gain of 27% in European segment income. Global beverage can volumes were mixed during the quarter with softness in Asia and Latin America offsetting double-digit advances in Europe and the Middle East.

“In light of the Company’s performance through nine months, projections for both diluted earnings per share and free cash flow have been increased. Additionally, the Company achieved its long-term adjusted net leverage target of 2.5x at September 30, while returning more than $400 million to shareholders in the form of share repurchases and dividends. As we look to the future, we remain committed to a strong balance sheet and returning excess cash to shareholders.”

Net sales in the third quarter were $3,202 million compared to $3,074 million in the third quarter of 2024 reflecting increased shipments in European Beverage, the pass through of $104 million in higher material costs and favorable foreign currency translation of $34 million, partially offset by lower beverage can shipments in Latin America and Asia Pacific.

Income from operations was $423 million in the third quarter compared to $444 million in the third quarter of 2024. Segment income in the third quarter of 2025 was $490 million compared to $472 million in the prior year third quarter driven by stronger results in European Beverage and the North American tinplate businesses.

Net income attributable to Crown Holdings in the third quarter was $214 million compared to a loss of $175 million in the third quarter of 2024. Reported diluted earnings per share were $1.85 in the third quarter of 2025 compared to a diluted loss of $1.47 in 2024 and adjusted diluted earnings per share were $2.24 compared to $1.99 in 2024.

Nine Month Results
Net sales for the first nine months of 2025 were $9,238 million compared to $8,898 million in the first nine months of 2024, reflecting the pass through of $318 million in higher material costs and higher shipments in European Beverage and North American food can, partially offset by lower shipments in Asia Pacific and Transit Packaging.

Income from operations was $1,179 million in the first nine months of 2025 compared to $1,068 million in the first nine months of 2024. Segment income in the first nine months of 2025 was $1,364 million compared to $1,217 million in the prior year period and includes the benefits from improved global manufacturing performance.

Net income attributable to Crown Holdings in the first nine months of 2025 was $588 million compared to $66 million in the first nine months of 2024. Reported diluted earnings per share were $5.06 compared to $0.55 in 2024. Adjusted diluted earnings per share were $6.05 compared to $4.82 in 2024.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Outlook
“As a result of continued strong operating results, the Company is increasing its full year 2025 guidance range to $7.70 to $7.80 of adjusted diluted earnings per share,” commented Kevin C. Clothier, Senior Vice President and Chief Financial Officer. The Company expects fourth quarter adjusted diluted earnings per share to be in the range of $1.65 to $1.75.

The Company expects to generate approximately $1.0 billion in adjusted free cash flow in 2025, after capital spending of approximately $400 million, with the adjusted effective tax rate expected to be approximately 25%.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.
The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the full year of 2025 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, October 21, 2025, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 28, 2025. The telephone numbers for the replay are 203-369-3268 or toll free 800-391-9851.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2025, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; and the Company’s ability to increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2024 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$3,202	$3,074	$9,238	$8,898

Cost of products sold	2,478	2,383	7,176	7,009
Depreciation and amortization	116	114	340	344
Selling and administrative expense	155	146	468	450
Restructuring and other	30	(13)	75	27
Income from operations (1)	423	444	1,179	1,068
Loss on debt extinguishment			1
Other pension and postretirement	5	523	9	547
Foreign exchange	8	3	19	15
Earnings (loss) before interest and taxes	410	(82)	1,150	506
Interest expense	101	119	303	344
Interest income	(13)	(24)	(40)	(60)
Income (loss) from operations before income taxes	322	(177)	887	222
Provision for income taxes	84	(39)	208	55
Equity earnings	1	6	3	1
Net income (loss)	239	(132)	682	168
Net income attributable to noncontrolling interests	25	43	94	102
Net income (loss) attributable to Crown Holdings	$214	$(175)	$588	$66

Earnings (loss) per share attributable to Crown Holdings common shareholders:
Basic	$1.86	$(1.47)	$5.08	$0.55
Diluted	$1.85	$(1.47)	$5.06	$0.55

Weighted average common shares outstanding:
Basic	115,243,289	119,267,481	115,743,257	119,497,199
Diluted	115,701,558	119,267,481	116,220,619	119,725,711
Actual common shares outstanding at quarter end	115,347,894	119,637,068	115,347,894	119,637,068

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income from operations	$423	$444	$1,179	$1,068
Intangibles amortization	37	41	110	122
Restructuring and other	30	(13)	75	27
Segment income	$490	$472	$1,364	$1,217

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Americas Beverage	$1,417	$1,368	$4,142	$3,915
European Beverage	658	573	1,805	1,615
Asia Pacific	259	284	794	853
Transit Packaging	517	526	1,525	1,596
Other (1)	351	323	972	919
Total net sales	$3,202	$3,074	$9,238	$8,898

Segment Income

Americas Beverage	$255	$280	$759	$712
European Beverage	109	86	273	225
Asia Pacific	44	50	141	147
Transit Packaging	70	70	202	211
Other (1)	51	27	115	49
Corporate and other unallocated items	(39)	(41)	(126)	(127)
Total segment income	$490	$472	$1,364	$1,217

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
Net income (loss)/diluted earnings (loss) per share attributable to Crown Holdings, as reported	$214	$1.85	$(175)	$(1.47)	$588	$5.06	$66	$0.55
Intangibles amortization (1)	37	0.32	41	0.34	110	0.95	122	1.02
Restructuring and other (2)	30	0.26	(13)	(0.11)	75	0.64	27	0.22
Loss on debt extinguishment					1	0.01
Other pension and postretirement (3)			517	4.33	(5)	(0.04)	519	4.34
Income taxes (4)	(14)	(0.12)	(134)	(1.12)	(58)	(0.50)	(171)	(1.43)
Equity earnings (5)			2	0.02			14	0.12
Noncontrolling interests (6)	(8)	(0.07)			(8)	(0.07)
Adjusted net income/diluted earnings per share	$259	$2.24	$238	$1.99	$703	$6.05	$577	$4.82

Effective tax rate as reported	26.1%		22.0%		23.4%		24.8%

Adjusted effective tax rate	25.2%		25.8%		24.9%		25.4%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2025, the Company recorded charges of $37 million ($28 million net of tax) and $110 million ($84 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2024, the Company recorded charges of $41 million ($33 million net of tax) and $122 million ($94 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the third quarter and first nine months of 2025, the Company recorded net restructuring and other charges of $30 million ($30 million net of tax) and $75 million ($70 million net of tax) primarily related to asset impairment charges in Asia Pacific, severance costs in the Transit Packaging segment and a reserve for a legal dispute. In the third quarter and first nine months of 2024, the Company recorded net restructuring and other gains of $13 million ($12 million net of tax) and net restructuring and other charges of $27 million ($24 million net of tax).

(3)In the first nine months of 2025, the Company recorded a pension settlement gain of $5 million ($4 million net of tax), related to repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan. In the first nine months of 2024, the Company recorded charges of $519 million ($391 million net of tax) related to the partial settlements of the Company's defined benefit pension plan obligations in the U.S. and Canada.

(4)The Company recorded income tax benefits of $14 million and $58 million in the third quarter and first nine months of 2025, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025, tax settlements and audits and the items described above. The Company recorded income tax benefits of $134 million and $171 million in the third quarter and first nine months of 2024.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
(5)In the third quarter and first nine months of 2024, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

(6)In the third quarter of 2025, the Company recorded noncontrolling interest related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
September 30,	2025	2024
Assets
Current assets
Cash and cash equivalents	$1,172	$1,738
Receivables, net	1,738	1,577
Inventories	1,651	1,565
Prepaid expenses and other current assets	220	230
Total current assets	4,781	5,110

Goodwill and intangible assets, net	4,133	4,169
Property, plant and equipment, net	5,032	5,021
Other non-current assets	607	795
Total assets	$14,553	$15,095

Liabilities and equity
Current liabilities
Short-term debt	$142	$89
Current maturities of long-term debt	472	749
Accounts payable and accrued liabilities	3,525	3,398
Total current liabilities	4,139	4,236

Long-term debt, excluding current maturities	5,775	6,672
Other non-current liabilities	1,140	1,142

Noncontrolling interests	483	513
Crown Holdings shareholders' equity	3,016	2,532
Total equity	3,499	3,045
Total liabilities and equity	$14,553	$15,095

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2025	2024

Cash flows from operating activities
Net income	$682	$168
Depreciation and amortization	340	344
Restructuring and other	75	27
Pension and postretirement expense	24	564
Pension contributions	21	(122)
Stock-based compensation	37	32
Working capital changes and other	(136)	(116)

Net cash provided by operating activities	1,043	897

Cash flows from investing activities
Capital expenditures	(181)	(254)
Other	60	46

Net cash used for investing activities	(121)	(208)

Cash flows from financing activities
Net change in debt	(172)	3
Dividends paid to shareholders	(90)	(90)
Common stock repurchased	(314)	(117)
Dividends paid to noncontrolling interests	(84)	(45)
Other, net	(20)	(11)

Net cash used for financing activities	(680)	(260)

Effect of exchange rate changes on cash and cash equivalents	20	4

Net change in cash and cash equivalents	262	433
Cash and cash equivalents at January 1	1,016	1,400

Cash, cash equivalents and restricted cash at September 30 (1)	$1,278	$1,833

(1)Cash and cash equivalents include $106 million and $95 million of restricted cash at September 30, 2025 and 2024.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2025 and 2024 follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$580	$554	$1,043	$897
Interest included in investing activities (2)	12	12	25	25
Capital expenditures	(92)	(76)	(181)	(254)
Adjusted free cash flow	$500	$490	$887	$668

(2)Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$1	$1	$(22)	$1
European Beverage	21	2	32	4
Asia Pacific	4		15	2
Transit Packaging	9	1	1
Corporate and other	(1)
	$34	$4	$26	$7

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	September YTD 2025	September YTD 2024	Full Year 2024	Twelve Months Ended September 30, 2025	Twelve Months Ended September 30, 2024
Income from operations	$1,179	$1,068	$1,419	$1,530	$1,327
Add:
Intangibles amortization	110	122	151	139	163
Restructuring and other	75	27	75	123	109
Segment income	1,364	1,217	1,645	1,792	1,599
Depreciation	230	222	297	305	308
Adjusted EBITDA	$1,594	$1,439	$1,942	$2,097	$1,907

Total debt			$6,204	$6,389	$7,510
Less cash			918	1,172	1,738
Net debt			$5,286	$5,217	$5,772

Adjusted net leverage ratio			2.7x	2.5x	3.0x